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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Registration Statement of Maxtor Corporation on Form S-3 of our report dated February 3, 1998, except for Notes 7 and 10 for which the date is April 9, 1998, the ninth paragraph of Note 1 and tenth paragraph of Note 7, for which the date is June 3, 1998, and the second paragraph of Note 1, for which the date is July 24, 1998, which includes an emphasis of a matter related to the Company's ultimate parent; Hyundai Electronics Industries, Co., Ltd., on our audits of the consolidated financial statements and schedule of Maxtor Corporation. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."

San Jose, California
December 18, 1998